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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE
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Media contact:       Deborah Spak, (847) 948-2349

Investor contacts:   Neville Jeharajah, (847) 948-2875
                     Mary Kay Ladone, (847) 948-3371



BAXTER DECLARES QUARTERLY DIVIDEND AND REPLACES EXPIRING STOCKHOLDER RIGHTS PLAN

DEERFIELD, Ill., November 17, 1998 -- The board of directors of Baxter International Inc. (NYSE:BAX) today declared a regular quarterly dividend of
29.10 cents per share of Baxter common stock.

The dividend is payable on January 4, 1999, to stockholders of record as of December 11, 1998. The dividend declaration is a continuation of the current rate.

The company also announced today that its board of directors adopted a new stockholder rights plan to replace the existing plan that expires March 22, 1999. The plan is designed to help ensure that all Baxter stockholders receive fair treatment in the event of an unsolicited attempt to gain control of the company and to discourage certain abusive takeover tactics. The adoption of this plan is not in response to any specific takeover threat, and the board of directors is unaware of any effort by a third party to acquire control of the company.

Under the plan, rights will attach to existing shares of common stock at the rate of one right for each share of common stock held by stockholders of record at the close of business on March 12, 1999. The rights will expire in March 2009. Each right will entitle a stockholder to buy, under certain circumstances, one unit of a shareof preferred stock for $275. The rights will be

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exercisable only if a person or group acquires 15 percent or more of the company's common stock or commences a tender or exchange offer for 15 percent or more of the company's common stock. The new rights may be redeemed by the company at a price of one cent per right at any time until ten business days following a public announcement that 15 percent or more of the company's common stock has been acquired.

Baxter International is a global medical products and services company that focuses on critical therapies for life-threatening conditions. Baxter's products and services in blood therapies (biopharmaceuticals and blood collection, separation and storage devices), cardiovascular medicine, medication delivery and renal therapy are used by health-care providers and their critically ill patients in 112 countries. Baxter generated 1997 sales of $6.1 billion.
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